Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the American depositary shares and the ordinary shares, nominal value £0.000042 per share, of Autolus Therapeutics plc, a public limited company formed under the laws of England and Wales, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of July 6, 2018.

ARIX BIOSCIENCE PLC

By:	/s/ James Rawlingson
Name:	James Rawlingson
Title:	Chief Financial Officer

ARIX BIOSCIENCE HOLDINGS LTD.

By:	/s/ James Rawlingson
Name:	James Rawlingson
Title:	Chief Financial Officer